EXHIBIT 23.1
                                                               ------------

                         INDEPENDENT AUDITORS' CONSENT



   The Board of Directors
   First Mid-Illinois Bancshares, Inc.:

   We consent to incorporation by reference in the registration statement (No. 33-64139) on Form S-8 of First Mid-Illinois Bancshares, Inc. of our report dated June 24, 2002, relating to the statements of net assets available for plan benefits of the First Mid-Illinois Bancshares, Inc. 401(k) Profit Sharing Plan as of December 31, 2001 and 2000, the related statement of changes in net assets available for plan benefits for the year ended December 31, 2001, and the supplemental schedule of assets (held at end of year) as of December 31, 2001 which report appears in the December 31, 2001 annual report on Form 11-K of the First Mid-Illinois Bancshares, Inc. 401(k) Profit Sharing Plan.



   KPMG LLP
   Chicago, Illinois
   June 28, 2002